Exhibit 99.1

    OIL STATES ANNOUNCES RECORD THIRD QUARTER EARNINGS OF $0.60 PER SHARE

    HOUSTON, Oct. 31 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported a 95% year-over-year increase in net income for the quarter ended September 30, 2005. Net income for the third quarter of 2005 increased to $30.3 million, or $0.60 per diluted share, from $15.5 million, or $0.31 per diluted share, in the third quarter of 2004.

    With year-over-year increases in profitability from all of its business segments, Oil States' revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) for the third quarter of 2005 increased 57% and 71%, respectively.(A) The Company generated $394.1 million of revenues and $64.1 million of EBITDA in the third quarter of 2005 compared to $251.5 million and $37.6 million, respectively, in the third quarter of 2004. The improved results were primarily generated by increased volumes and prices at Tubular Services, increased accommodations activity in the oil sands region of Canada, increased U.S. drilling activity and incremental results from capital expenditures and acquisitions completed over the past twelve months.

    Tubular Services benefited from continued strong U.S. land drilling activity, limited oil country tubular goods ("OCTG") supplies and the acquisition of Phillips Casing and Tubing, L.P. ("Phillips"), completed in June 2005. Well Site Services generated increased revenues and EBITDA due to strong U.S. land drilling and Canadian oil sands activity, capital investments made in the past year and contributions from the Elenburg and Stinger acquisitions completed in the first half of 2005. Offshore Products also improved significantly year-over-year as volumes and margins expanded with the recovery in deepwater development spending. The Company's effective tax rate in the third quarter of 2005 was 36.9% compared to an effective tax rate of 41.4% in the third quarter of 2004.

    For the nine months ended September 30, 2005, the Company reported net income of $80.4 million, or $1.59 per diluted share, on revenues of $1.1 billion and EBITDA of $170.2 million. During the first nine months of 2004, the Company reported net income of $43.8 million, or $0.88 per diluted share, on revenues of $677.9 million and EBITDA of $96.1 million. This performance represents year-over-year revenue and EBITDA increases of 60% and 77%, respectively. As a result, operating income nearly doubled, increasing to $135.5 million from $68.7 million in the first nine months of 2004. The 2004 year-to-date results included the Company's recognition of a $5.4 million income tax benefit related to the partial reversal of valuation allowances applied against net operating loss carryforwards. The effective tax rate in the first nine months of 2004 was 31.9% compared to 36.9% during the same period in 2005. The Company expects that the effective rate for the full year 2005 will be approximately 35% - 38%.

    BUSINESS SEGMENT RESULTS
    Well Site Services

    For the third quarter of 2005, Well Site Services generated $141.5 million of revenues and $38.4 million of EBITDA compared to $79.4 million of revenues and $20.5 million of EBITDA in the third quarter of 2004. The 78% year-over-year increase in revenues and 88% increase in EBITDA at Well Site Services were primarily due to recently completed acquisitions, a 16% increase in U.S. drilling activity, increased activity in Canadian accommodations and contributions from recent capital expenditures primarily in the accommodations, drilling services and rental tools businesses.

    The rental tools business reported significantly improved results during the third quarter of 2005 due to the acquisition of Stinger, improving U.S. drilling activity and the impact of price increases, partially offset by hurricane related disruptions in the Gulf of Mexico. For the third quarter of 2005, rental tools contributed $40.0 million of revenues and $14.6 million of EBITDA compared to $16.2 million of revenues and $4.8 million of EBITDA in the third quarter of 2004. Of the $23.8 million increase in rental tools' revenue and the $9.8 million increase in EBITDA, $20.6 million of revenues and $9.7 million of EBITDA were generated by Stinger. Drilling services' revenues and EBITDA were up 88% and 102%, respectively, from the third quarter of 2004 due to incremental earnings from the seven rigs acquired in the Elenburg acquisition, two additional newly built rigs added to the fleet and higher dayrates and cash margins. Elenburg contributed $6.6 million of revenues and $2.2 million of EBITDA during the third quarter of 2005 of a total revenue and EBITDA increase of $11.3 million and $4.4 million, respectively, from the Company's drilling services operations. Accommodations' revenues and EBITDA were up 59% and 26%, respectively, due primarily to increased activity in the oil sands region of Canada, partially offset by reduced international facility management activity. Accommodation's gross margin percentage was lower during the quarter due to a greater percentage of revenues being generated by manufacturing activities, which generally earn a lower margin than accommodation rental and service activities.

    Offshore Products
    Offshore Products reported third quarter 2005 revenues of $64.3 million and EBITDA of $8.3 million compared to revenues of $55.3 million and EBITDA of $5.0 million in the third quarter of 2004. This 16% increase in revenues and 67% increase in EBITDA was primarily the result of higher activity levels and increased fixed cost absorption. Gross margin percentage for the third quarter increased to 22% from 19% in the third quarter of 2004. At the end of the third quarter of 2005, backlog was $119.4 million compared to $113.5 million at June 30, 2005 and $97.5 million as of December 31, 2004.

    Tubular Services
    Tubular Services had another record quarter generating $188.3 million of revenues and $20.4 million of EBITDA compared to $116.9 million of revenues and $14.3 million of EBITDA in the third quarter of 2004. These record results were primarily due to contributions from the Phillips acquisition, increases in OCTG pricing and increased U.S. drilling activity which strengthened demand for our tubular products and services. Third quarter gross margin percentage was 12.3% compared to 14.4% in the third quarter of 2004. Our Tubular Services segment's gross margin as a percent of revenues decreased because of product mix and less frequent and smaller OCTG price increases. OCTG shipments were 104,100 tons in the third quarter of 2005 compared to 90,100 tons shipped in the third quarter of 2004. The Company's OCTG inventory as of September 30, 2005 was $241.5 million compared to $189.7 million at June 30, 2005 and $123.6 million at December 31, 2004. As of September 30, 2005, approximately 71% of Oil States' OCTG inventory was committed to customer orders.

    "Oil States had a record third quarter of 2005 as we continued to experience strong activity in virtually all of our markets and as we enjoyed incremental earnings from recent capital expenditures and acquisitions," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Although difficult to quantify, the hurricanes disrupted our Gulf Coast operations, causing a $0.02 to $0.04 per share reduction in our operating results. With activity for our Gulf Coast businesses beginning to recover from the storm interruptions, we expect fourth quarter earnings to be in a range of $0.60 to $0.65 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.

     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

                         Oil States International, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                           Three Months Ended           Nine Months Ended
                                             September 30,                September 30,
                                      --------------------------    --------------------------
                                          2005          2004           2005            2004
                                      -----------    -----------    -----------    -----------
Revenue                               $   394,140    $   251,538    $ 1,084,555    $   677,910
Costs and expenses:
  Cost of sales                           308,267        197,521        853,631        534,833
  Selling, general and
   administrative                          22,441         16,504         62,165         47,077
  Depreciation and
   amortization                            12,253          9,161         33,697         26,477
  Other expense /
   (income)                                   (87)           441           (394)           868
Operating income                           51,266         27,911        135,456         68,655

Interest income                                77             65            313            222
Interest expense                           (3,857)        (1,993)        (9,313)        (5,463)
Other income                                  545            494          1,037            931
  Income before income taxes               48,031         26,477        127,493         64,345
Income tax expense                        (17,723)       (10,964)       (47,045)       (20,520)
  Net income applicable
   to common stock                    $    30,308    $    15,513    $    80,448    $    43,825

Net income per common share
  Basic                               $      0.62    $      0.31    $      1.63    $      0.89
  Diluted                             $      0.60    $      0.31    $      1.59    $      0.88

Average shares outstanding
  Basic                                    48,925         49,409         49,436         49,262
  Diluted                                  50,108         50,061         50,442         49,895

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                  Sep. 30,       Jun. 30,       Dec. 31,
                                                   2005           2005           2004
                                                -----------    -----------    -----------
                                                (unaudited)    (unaudited)     (audited)
Assets
  Current assets
    Cash                                        $    17,329    $    25,360    $    19,740
    Accounts receivable                             250,867        219,844        198,297
    Inventory                                       334,590        280,233        209,825
    Prepaid and other current assets                  4,755          5,284          7,322
      Total current assets                          607,541        530,721        435,184
  Property, plant and equipment, net                290,319        283,140        227,343
  Goodwill                                          340,784        336,645        258,046
  Other intangible assets, net                       13,979         14,862          7,108
  Other long term assets                             13,370         11,007          5,931

Total assets                                    $ 1,265,993    $ 1,176,375    $   933,612

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable and accrued
     liabilities                                $   179,886    $   185,228    $   159,265
    Income taxes payable                             10,084          9,227          5,821
    Current debt                                      3,937          3,476            228
    Deferred revenue                                 29,016         26,235         25,420
    Other current liabilities                         2,280          1,421          2,296
      Total current liabilities                     225,203        225,587        193,030
  Long term debt                                    403,038        351,582        173,887
  Deferred income taxes                              37,570         38,285         28,871
  Other liabilities                                   8,713          8,284          7,800
      Total liabilities                             674,524        623,738        403,588

  Stockholders' equity

    Common stock                                        503            501            496
    Additional paid-in capital                      348,292        345,970        338,906
    Retained earnings                               248,628        218,320        168,180
    Accumulated other comprehensive income           24,363         18,163         22,759
    Treasury stock                                  (30,317)       (30,317)          (317)
      Total stockholders' equity                    591,469        552,637        530,024

Total liabilities and stockholders' equity      $ 1,265,993    $ 1,176,375    $   933,612

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                               Three Months Ended            Nine Months Ended
                                                 September 30,                  September 30,
                                           --------------------------    --------------------------
                                              2005           2004            2005           2004
                                           -----------    -----------    -----------    -----------
  Revenues
      Accommodations                       $    67,173    $    42,339    $   215,356    $   139,523
      Drilling Services                         24,005         12,751         60,599         34,530
      Workover Services                         10,349          8,143         29,712         25,683
      Rental Tools                              40,010         16,165         90,296         48,652

   Well Site Services                          141,537         79,398        395,963        248,388
   Offshore Products                            64,345         55,268        194,695        146,096
   Tubular Services                            188,258        116,872        493,897        283,426
Total Revenues                             $   394,140    $   251,538    $ 1,084,555    $   677,910

EBITDA (A)
      Accommodations                       $    12,982    $    10,308    $    42,356    $    32,791
      Drilling Services                          8,778          4,345         20,083         10,420
      Workover Services                          2,084          1,009          6,097          4,025
      Rental Tools                              14,601          4,822         32,084         14,067

   Well Site Services                           38,445         20,484        100,620         61,303
   Offshore Products                             8,342          4,989         23,997         11,183
   Tubular Services                             20,417         14,348         54,239         29,091
   Corporate / Other                            (3,140)        (2,255)        (8,666)        (5,514)
Total EBITDA                               $    64,064    $    37,566    $   170,190    $    96,063

Operating Income / (Loss)
      Accommodations                       $     9,479    $     7,468    $    32,803    $    25,034
      Drilling Services                          7,282          3,522         15,984          7,999
      Workover Services                          1,108             41          3,189          1,117
      Rental Tools                              10,861          2,348         22,472          6,913

   Well Site Services                           28,730         13,379         74,448         41,063
   Offshore Products                             5,885          2,678         16,649          4,696
   Tubular Services                             19,801         14,123         53,069         28,452
   Corporate / Other                            (3,150)        (2,269)        (8,710)        (5,556)
Total Operating Income                     $    51,266    $    27,911    $   135,456    $    68,655

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                                     Three Months Ended
                                                       September 30,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
Supplemental Operating Data
   Accommodations Operating Statistics
     Average Mandays Served                            7,385          7,257
     Average Camps Rented
       Canadian Side-by-Side Camps
       US Offshore Steel Buildings                        17             12
        (10 foot wide)                                   147            129

   Hydraulic Workover Services
    Operating Statistics
     Average Units Available                              30             30
     Utilization                                        30.7%          28.8%
     Average Day Rate ($ in thousands per day)  $       12.4   $       10.3
     Average Daily Cash Margin ($ in
      thousands per day)                        $        3.7   $        2.2

   Land Drilling Operating
    Statistics
     Average Rigs Available                               26             17
     Utilization                                        91.0%          94.1%
     Implied Day Rate ($ in thousands per day)  $       10.8   $        8.7
     Implied Daily Cash Margin
      ($ in thousands per day)                  $        4.2   $        3.1

   Offshore Products Backlog ($ in millions)    $      119.4   $       87.3

   Tubular Services Operating Data
     Shipments (Tons in thousands)                     104.1           90.1
     Quarter end Inventory ($ in thousands)     $    241,543   $    116,831

                        Oil States International, Inc.
           Reconciliation of GAAP to Non-GAAP Financial Information
                                (in thousands)
                                   (unaudited)

                                                 Three Months Ended           Nine Months Ended
                                                   September 30,                  September 30,
                                            ---------------------------   ---------------------------
                                               2005           2004            2005          2004
                                            ------------   ------------   ------------   ------------
 Net income                                 $     30,308   $     15,513   $     80,448   $     43,825
 Income tax expense                               17,723         10,964         47,045         20,520
 Depreciation and amortization                    12,253          9,161         33,697         26,477
 Interest income                                     (77)           (65)          (313)          (222)
 Interest expense                                  3,857          1,993          9,313          5,463
     EBITDA                                 $     64,064   $     37,566   $    170,190   $     96,063

SOURCE  Oil States International, Inc.
    -0-                             10/31/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /